Exhibit 99.1
Oceaneering International Announces Share Repurchase Program
February 22, 2010 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) announced that its Board of Directors has approved a share repurchase program under which the company may repurchase up to six million shares of its common stock on a discretionary basis. Six million shares constitute 11% of the company’s approximately 55 million outstanding common shares. Today’s closing price for OII shares was $59.63 per share.
The program calls for the repurchases to be made in open market or in privately negotiated transactions from time to time in compliance with applicable laws, rules, and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to market and business conditions, levels of available liquidity, cash requirements for other purposes, applicable legal requirements, and other relevant factors. The timing and amount of any repurchases will be determined by management based on its evaluation of these factors. Oceaneering expects that any shares repurchased will be held as treasury stock for future use. The program does not obligate Oceaneering to repurchase any particular number of shares.
T. Jay Collins, President and Chief Executive Officer, stated, “Oceaneering has a strong balance sheet, and its operations are generating a significant amount of free cash flow. We are continuing to pursue our growth strategy and are looking for opportunities. As we have done in the past, we will use the newly authorized share repurchase program to acquire company shares whenever the relative values are compelling, balanced against other strategic options.”
Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: determination of the timing and amount of any repurchases; and expectation that repurchased shares will be held as treasury stock for future use. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties executing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com.